Exhibit 23.1


                     Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Amendment No. 2 (Form S-3 No. 333-827) and related Prospectus of EDITEK, Inc. for the registration of 11,798,193 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1996, with respect to the consolidated financial statements and schedule of EDITEK, Inc. and of our report dated March 6, 1996 with respect to the consolidated financial statements of MEDTOX Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                       Ernst & Young LLP


Raleigh, North Carolina
April 24, 1996

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